SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 4, 2006

H&E EQUIPMENT SERVICES L.L.C.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Louisiana	333-99589	72-1287046
(State or other jurisdiction of incorporation	333-99587 (Commission File Numbers)	(IRS Employer Identification No.)

11100 Mead Road, Suite 200, Baton Rouge, Louisiana 70816

(Address of Principal Executive Offices, including Zip Code)

(225) 298-5200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into a Material Definitive Agreement.

                On January 4, 2006, we entered into an agreement to acquire all of the capital stock of Eagle High Reach Equipment, Inc. and all of the equity interests of its subsidiary, Eagle High Reach Equipment, LLC (together, “Eagle”), for a formula-based purchase price to be determined (which, based on Eagle’s unaudited November 30, 2005 financial results, is currently estimated to be approximately $57.2 million), subject to adjustment, plus assumed indebtedness of approximately $2.0 million.  The actual purchase price may be higher or lower, depending upon Eagle’s actual financial results through the end of the month immediately preceding the closing of the acquisition.  Eagle High Reach Equipment, Inc., holds a 50% ownership interest in its subsidiary, Eagle High Reach Equipment, LLC, and SBN Eagle LLC holds the remaining 50%.  Because in the proposed acquisition we would acquire the ownership interests held by each party, the purchase price would be divided equally between them.  Eagle is a construction and industrial equipment rental company serving the southern California construction and industrial markets out of four locations.  Eagle’s principal business activity is renting aerial work platforms, which represents approximately 75% of that company’s revenues.  The Eagle acquisition provides us with entry into the high growth southern California market and a platform for further expansion on the West Coast.  Gary W. Bagley, our Chairman, serves as the Chief Executive Officer and a manager of Eagle High Reach Equipment, LLC and also serves as the interim Chief Executive Officer and a director of Eagle High Reach Equipment, Inc.  Kenneth R. Sharp, Jr., one of our executives, serves as a director of Eagle High Reach Equipment, Inc.  In addition, Mr. Bagley and Mr. Sharp hold approximately 25.3% and 6.0%, respectively, of the ownership interests in Eagle High Reach Equipment, Inc.  Our proposed acquisition of Eagle is subject to the receipt of financing and the satisfaction of customary closing conditions.  In addition, the acquisition agreement is subject to termination by either party under certain circumstances if the closing has not occurred on or before February 28, 2006.  We have made a $2.0 million cash deposit into escrow against payment of the purchase price.  If the acquisition agreement terminates due to our failure to obtain financing (except under certain circumstances), or if Eagle elects to terminate the acquisition agreement because we are in material breach of our obligations under the acquisition agreement, Eagle will be entitled to retain this $2.0 million deposit.

                The foregoing description of the Eagle acquisition agreement does not purport to be complete and is qualified in its entirety by reference to the agreement.  A copy of the Eagle acquisition agreement is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

Item 9.01               Financial Statements and Exhibits.

(c)           Exhibits

2.1                               Acquisition Agreement, dated January 4, 2006.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

H&E EQUIPMENT SERVICES L.L.C.

Date: January 5, 2006

/s/ LESLIE S. MAGEE
	By:	Leslie S. Magee
	Its:	Chief Financial Officer